Exhibit 4.2

SUPPLEMENTAL INDENTURE

dated as of June 18, 2014

among

THE MEN’S WEARHOUSE, INC.

The Guarantors Party Hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

7.00% Senior Notes due 2022

B-1

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of June 18, 2014, among THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Issuer”), Jos. A. Bank Clothiers, Inc., a Delaware corporation, The Joseph A. Bank Mfg. Co., Inc., a Delaware corporation, TS Servicing Co., LLC, a Delaware limited liability company and JAB Retail Holdings, Inc., a Delaware corporation (each an “Undersigned”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of June 18, 2014 (the “Indenture”), relating to the Issuer’s 7.00% Senior Notes due 2022 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Domestic Restricted Subsidiary that guarantees or becomes an obligor under the Company’s Term Loan Agreement following the Issue Date to provide Note Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.                                           Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.                                           Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3.                                           This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.                                           This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5.                                           This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.                                           The recitals and statements herein are deemed to be those of the Issuer and the Undersigned and not the Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantees provided by the Guarantors party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE MEN’S WEARHOUSE, INC., as Issuer

By:	/s/ Jon W. Kimmins
	Name:	Jon W. Kimmins
	Title:	Executive Vice President, Chief
Financial Officer, Treasurer and Principal
Financial Officer

JOS. A. BANK CLOTHIERS, INC.
The Joseph A. Bank Mfg. Co., Inc.
TS Servicing Co., LLC
JAB Retail Holdings, Inc.
as Guarantors

By:	/s/ Jon W. Kimmins
	Name:	Jon W. Kimmins
	Title	Executive Vice President, Treasurer
and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Jonathan Glover
	Name:	Jonathan Glover
	Title:	Vice President